EXHIBIT 99.2

 STURM, RUGER & CO., INC.

SOUTHPORT, CONNECTICUT 06890 U.S.A.

April 26, 2011

Dear Shareholders,

Ruger had a good year in 2010, with net sales of $255 million and earnings of $1.48 per share, compared with sales of $271 million and earnings of $1.44 per share in 2009. I am pleased with the results of 2010 in spite of the decline in sales, because the 2009 results clearly benefited from the post-election surge in firearms demand and represented a very tough benchmark.

The first quarter of 2011 was also strong, with net sales of $75.4 million and earnings of 42¢ per share, compared with net sales of $68.3 million and earnings of 44¢ per share in the first quarter of 2010.

Market Conditions

We believe firearms retail demand remained strong in 2010, declining only about 1% from 2009 to 20101. The strongest demand was for handguns, especially handguns appropriate for self-defense. Most other market segments, including new semi-automatic rifles and most shotguns, appeared relatively weak, reverting back to pre-surge demand levels. There were anecdotal reports that many of the center-fire semi-automatic rifles sold new in 2009 reappeared in retail stores as “almost new” or “new in box” used guns in the later half of 2010, possibly competing with the market for new guns. By the end of the year, however, demand for new guns improved across most product lines.

The estimated unit sell-through of our products from the independent distributors to retailers in 2010 increased by 2% from 2009. Because this 2% growth exceeded the modest decline in adjusted NICS background checks from 2009, we believe we maintained the market share gains of the past two years.

For the first quarter of 2011, the estimated unit sell-through of our products from the independent distributors to retailers increased 12% from the first quarter of 2010, while the adjusted NICS checks increased 13% over the same period.

[1]	Estimate based on the trend in National Instant Criminal Background Check System background checks (NICS), as adjusted by the National Shooting Sports Foundation (NSSF) to eliminate background checks associated with permit applications and renewals rather than firearms sales. Adjusted NICS checks declined 1% from 2009 to 2010.

New product introductions are an important driver of demand. In 2010, we launched the SR9c compact striker-fired pistol, the LCR357 revolver, and the SR40 striker-fired pistol. New products resulted in sales of $62.3 million or approximately 25% of sales for 20102.

We remain committed to developing and introducing innovative new products in growth segments of our market; this is one of the core elements of our strategy. Just last week, we introduced the SR1911, a 45 ACP pistol, generating significant consumer interest.

Manufacturing

During 2010, we varied production rates frequently as we tried to closely match production rates to the estimated unit sell-through of our products from the independent distributors to retailers. This resulted in fewer units produced in 2010 than in 2009, and only modest increases in finished goods inventory levels at Ruger and at the independent distributors.

Looking back, we feel that our recent sales might have been higher had we acted on the opportunity to build finished goods inventory during the summer of 2010. During mid-2010, demand seemed light and at the time it seemed prudent to match production rates as closely as practical to distributor sell-through. When distributor demand increased rapidly in the latter part of the fourth quarter of 2010 and the first quarter of 2011, we increased production rates significantly, but were unable to increase production rates enough to completely meet demand.

For the remainder of 2011, we anticipate changing production rates less frequently in a more deliberate effort to “level load” production. The intention of this planned change in production rates is to build finished goods inventory during the period when we expect lower demand (typically from late second quarter through early fourth quarter) so that we have more finished goods inventory available to ship when we expect greater demand (typically the end of the fourth quarter and the first quarter). This should reduce the amount of capital equipment needed to meet peak demand and enhance our sales opportunity during the peak period.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space, and capacity) that we can invest in top-line growth. This is one of the core elements of our strategy.

Liquidity, Capital Expenditures, and our Dividend Practice

2010 was a good year in terms of cash flow, as $32.5 million of cash was generated from operations. The first quarter of 2011 also had strong cash flow, with $20.7 million generated from operations. As a result, our balance sheet remains very healthy, with approximately $72.4 million in cash and equivalents and no debt. Additionally, our accounts receivable balance is 98% current.

[2]	New product sales include only those major new products that were introduced with the past 24 months.

In 2010, capital expenditures totaled $19.4 million. We expect to invest approximately $15 million for capital expenditures during 2011. During the first quarter of 2011, we invested $4.3 million, much of it related to tooling and equipment for new products.

During the first quarter of 2011, our finished goods inventory decreased to 13,700 units, valued at $3.1 million, and remains well below optimal levels to support rapid order fulfillment. We anticipate that our finished goods inventory could increase by as much as $15 million from the current level upon the attainment of the desired levels of finished goods inventory levels late in 2011.

During the past 12 months, Ruger returned $13.8 million to shareholders through the payment of dividends and the repurchase of shares.

Ruger paid dividends totaling $6.1 million to our shareholders, based on our 2010 results of operations. Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from issuing dividends disproportionate to our earnings during periods of rapidly changing market conditions. Our quarterly dividends – which vary every quarter in the amount paid per share – have been based on a fixed percentage of adjusted operating earnings3. We feel that this approach benefits our shareholders as it tracks our underlying operating performance from quarter to quarter more closely than earnings per share, allowing the dividend to better reflect our results than a fixed dividend amount per share.

During the last 12 months, Ruger repurchased 545,600 shares of its common stock for $7.7 million in the open market.  The average price per share repurchased was $14.10. These repurchases were funded with cash on hand. At the end of the first quarter of 2011, $8.0 million remains authorized and available for share repurchases and 18.9 million shares remain outstanding.

Ruger has financed its growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations, all while increasing our cash and equivalents by $13.5 million over the last 12 months.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees, and an experienced and engaged Board of Directors. We have a simple but effective strategy: to use new product introductions to spur demand and to adopt lean methodologies throughout the business to enable us to more efficiently fulfill that demand.

[3]	Adjusted operating earnings is a non-GAAP measure that helps us analyze comparative underlying operating performance on a quarter-to-quarter basis. It adjusts reported operating earnings by eliminating the impact of LIFO income or expense, overhead and direct labor rate changes, excess & obsolete inventory reserve changes, and other income or expenses that we believe are related to other or longer periods of time, such as frozen defined benefit plan expense or product recalls.

Dr. Edward Deming, who is credited with guiding the post World War II revitalization of Japan’s industrial base, summarized his business philosophy in his famous “14 Points.” His first point, constancy of purpose, aptly describes what we are trying to do at Ruger:

“Create constancy of purpose for continual improvement of products and service to society, allocating resources to provide for long range needs rather than only short term profitability, with a plan to become competitive, to stay in business, and to provide jobs.”

We have made significant progress in improving the sales and earnings of Ruger. This ongoing effort to improve the fundamentals of our business and to broaden our product line into growth segments will take years to accomplish and the road may not always be smooth, especially given the many economic and political factors that may affect our industry, but we anticipate the execution of our strategy – and our constancy of purpose – will continue to deliver enhanced shareholder value over time.

Michael O. Fifer

Chief Executive Officer

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2011. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/